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                                                                       EXHIBIT D


                           WARRANT PURCHASE AGREEMENT


         THIS WARRANT PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of December 30, 2002, by and between SB Thrunet Pte Ltd., a Singapore corporation ("SELLER"), and Hanaro Telecom, Inc., a Korean corporation ("PURCHASER").

                                     RECITAL

         WHEREAS, Purchaser and certain shareholders ("SELLING SHAREHOLDERS") of Korea Thrunet Co., Ltd., a Korean corporation (the "COMPANY"), entered into a Share Purchase Agreement dated December 30, 2002 (the "SHARE PURCHASE AGREEMENT"), pursuant to which Purchaser has agreed to purchase from Selling Shareholders, and Selling Shareholders have agreed to sell to Purchaser, all of the shares of common stock of the Company held by Selling Shareholders; and

         WHEREAS, in connection with the transactions contemplated under the Share Purchase Agreement, on the terms and subject to the conditions contained herein, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, warrants to subscribe for (i) an aggregate of 17,370,892 shares (as adjusted) of common stock of the Company, as represented by Series 17 Warrant, Certificates Nos. 1 to 10, and (ii) an aggregate of 8,685,446 shares (as adjusted) of the Company's common stock, as represented by Series 18 Warrant, Certificate No. 1 (collectively, the "WARRANTS").


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained herein, the parties to this Agreement hereby agree as follows:

1.       PURCHASE AND SALE OF THE WARRANTS. At the Closing (as defined in
Section 2 below), on the terms and subject to the conditions contained herein, Purchaser shall purchase the Warrants from Seller, and Seller shall sell the Warrants to Purchaser. The purchase price for the Warrants (the "PURCHASE PRICE") shall be Two Million U.S. Dollars (US$2,000,000).

2.       THE CLOSING.

         2.1 The Closing. The closing of the purchase and sale of the Warrants as contemplated hereby (the "CLOSING") shall take place on the date of the Second Closing under the Share Purchase Agreement, which is contemplated to take place occur on or about February 7, 2003 (the "CLOSING DATE"), at the offices of Shin & Kim. Purchaser shall make commercially reasonable efforts to effect the First and Second Closings under the Share Purchase Agreement on or prior to February 7, 2003.

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         2.2   Closing Deliveries.  The following deliveries shall be made by the parties at the Closing:

               (a) Delivery of Certificates for the Warrants. Seller shall deliver to Purchaser the original certificates representing the Warrants.

               (b) Delivery of Purchase Price. Purchaser shall deliver the Purchase Price to Seller by wire transfer of immediately available funds to an account specified by Seller at least two (2) business days prior to the Closing.

(c) Other Deliveries. Each party hereto shall deliver the documents, certificates and instruments required to be delivered by such party at the Closing pursuant to Section 5 below.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

         3.1 Authority. Seller has full organizational power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement is within Seller's corporate power and has been duly and validly authorized by all necessary corporate actions of Seller.

         3.2 Enforceability. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

         3.3 The Warrants. The Warrants have been duly and validly issued. Seller owns all of the Warrants. Upon payment for the Warrants at the Closing, Seller shall deliver to Purchaser the Warrants free and clear of all liens, charges or encumbrances of any kind or nature. Except for the Warrants sold by Seller to Purchaser hereunder, Seller does not hold any warrants or other securities that are convertible into common stock of the Company.

         3.4 No Conflict. Except with respect to certain obligations of Seller under the Transaction Agreements (as such term is defined in the Securities Purchase Agreement dated as of December 14, 2000, between the Company and Seller), the execution and delivery of this Agreement, the sale of the Warrants and the performance of the terms of this Agreement by Seller, do not and will not (i) violate any requirement of law to which Seller is subject or bound, (ii) violate any provisions of the articles of incorporation of Seller, (iii) conflict with, result in any breach of, constitute a default under (with or without the giving of notice, lapse of time or both), result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any deed, agreement, mortgage or other instrument to which Seller is a party or by which Seller is bound, or (iv) impair or result in the imposition of any lien upon any of the material assets of Seller.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

         4.1 Authority. Purchaser has full organizational power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. The execution,


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delivery and performance of this Agreement is within Purchaser's corporate power and has been duly and validly authorized by all necessary corporate action of Purchaser.

         4.2 Enforceability. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5.       CLOSING CONDITIONS.

         5.1 Conditions to the Obligation of Purchaser. The obligation of Purchaser to take the actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser in writing, in whole or in part):

               (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date.

               (b) Seller shall have obtained the necessary corporate approvals for the execution, delivery and performance of this Agreement.

               (c) Purchaser shall have received a certificate signed by Seller certifying that the conditions set forth in Section 5.1(a) above have been satisfied and a copy, certified by a director of Seller, of the corporate approval document certifying that the execution, delivery and performance by Seller of this Agreement has been duly approved.

               (d) The First and Second Closings under the Share Purchase Agreement shall have occurred.

         5.2 Conditions to the Obligation of Seller. The obligation of Seller to take the actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in writing, in whole or in part):

               (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date.

               (b) The First and Second Closings under the Share Purchase Agreement shall have occurred.

               (c) Purchaser shall have obtained the approval of its board of directors for the execution, delivery and performance of this Agreement.

               (d) Seller shall have received a certificate signed by Purchaser certifying that the conditions set forth in Sections 5.2(a) and (b) above have been satisfied and a copy, certified by the representative director of Purchaser, of the minutes of the meeting of the board of


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directors of Purchaser certifying that the execution, delivery and performance by Purchaser of this Agreement has been duly approved.

               (e)   Seller shall have received the canceled originals of the
(x) the Non-Negotiable Promissory Note (Trigem Computer, Inc.) in the principal amount of One Billion Eight Hundred Million Japanese Yen (Yen1,800,000,000), and
(y) the Non-Negotiable Promissory Note (Naray & Company Inc.) in the principal amount of Nine Hundred Million Japanese Yen (Yen900,000,000), each originally issued by Seller as of January 26, 2001 and each duly marked "CANCELLED."

6.       TERMINATION.

         6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual agreement, in writing, of the parties to this Agreement.

         6.2 Termination by Purchaser. This Agreement may be terminated at any time prior to the Closing by Purchaser by giving written notice to Seller, if:

               (a) there has been a material breach by Seller of any agreement, covenant, representation or warranty contained in this Agreement, which breach shall not have been cured within thirty (30) days after notice thereof;

               (b) the Closing does not occur on or prior to the Closing Date, other than due to the failure of Purchaser to comply with any of its obligations under this Agreement; or

               (c) the Share Purchase Agreement is terminated pursuant to the terms thereof.

         6.3 Termination by Seller. This Agreement may be terminated at any time prior to the Closing by Seller by giving written notice to Purchaser, if:

               (a) there has been a material breach by any Purchaser of any agreement, covenant, representation or warranty contained in this Agreement, which breach shall not have been cured within thirty (30) days after notice thereof; or

               (b) the Closing does not occur on or prior to the Closing Date, other than due to the failure of Seller to comply with any of its obligations under this Agreement.

         6.4 Effect of Termination. In the event of such termination, no party shall have any obligation or liability to any other party in respect to this Agreement, except for any breach of this Agreement occurring prior to such termination, and provided that Section 7 below shall remain in full force and effect.

7.       MISCELLANEOUS.

         7.1 Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by first class, registered or certified mail, postage prepaid, to the following addresses:


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               If to Seller, to:

               SB Thrunet Pte Ltd.
               c/o SOFTBANK Corp.
               24-1, Nihonbashi-Hakozakicho
               Chuo-ku, Tokyo  103-8501
               Japan
               Facsimile No.:  81-3-3537-8272
               Attn:  Mr. David Lee

               If to Purchaser, to:

               Hanaro Telecom, Inc.
               Kukje Electronics Center Bldg., 24th Floor
               Seocho-dong 1445-3
               Seocho-gu, Seoul  137-728
               Korea
               Facsimile No.:  82-2-6266-2549
               Attn:  Mr. Kyounglim Yun, Executive Director

Any Notice shall be effective when received. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

         7.2 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto any rights or remedies under or by way of this Agreement.

         7.3 Assignment. No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party's duties or obligations arising under this Agreement to any person or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations hereunder. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

         7.4 Waiver; Amendment. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by each of the parties to this Agreement.

         7.5 Governing Law. This Agreement shall be construed in accordance with the laws of the Republic of Korea without giving effect to the principles of conflicts of law thereof.

         7.6 Language. The parties hereto have negotiated this Agreement in the English language, which shall be the governing language of this Agreement.


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         7.7   Jurisdiction. The Seoul District Court shall have jurisdiction over any claims or other disputes that may arise out of or in connection with this Agreement.

         7.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         7.9 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         7.11 Costs and Attorneys' Fees. If any action or proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover, in addition to all other remedies available under contract, or at law, its reasonable attorneys' fees incurred in each and every such action or proceeding, including, without limitation, any and all appeals or petitions therefrom.

         7.12 Numbers of Shares. The number of shares of common stock of the Company represented by the Warrants set forth herein is the number of shares of common stock of the Company after the completion of the capital reduction of the Company as of December 27, 2002.

                           [signature pages to follow]



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         IN WITNESS WHEREOF, this Warrant Purchase Agreement has been made and entered into as of the date and year first above written.


                                          "SELLER":

                                              SB THRUNET PTE LTD.,
                                              a Singapore corporation


                                                   By: /s/David Lee
                                                       -------------------------
                                                       Name:  David Lee
                                                       Title: Director



                                          "PURCHASER":

                                              HANARO TELECOM, INC.,
                                              a Korean corporation


                                              By: /s/Yun-Sik Shin
                                                  ------------------------------
                                                  Name:  Yun-Sik Shin
                                                  Title: Representative Director